Monarch Casino Reports 2011 Third Quarter Results

RENO, NV -- (Marketwire - October 19, 2011) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended September 30, 2011.

The Company reported net revenue of $36.2 million which is $1.5 million, or 4.0%, lower than the $37.7 million reported for the comparative quarter in 2010. After giving effect to a one-time, non-cash charge, quarterly income from operations was $151 thousand, Adjusted EBITDA(1) was $7.8 million and diluted EPS was $0.00 which represent decreases of 96.6%, 4.2% and 100%, respectively, when compared to the prior year's third quarter. The Company incurred a $3.5 million one-time, non-cash charge related to the demolition of a free standing building on a parcel it owns near the Atlantis. Without that charge, quarterly income from operations would have been $3.7 million and diluted EPS would have been $0.14 which represent decreases compared to prior year's third quarter of 16.7% and 17.6%, respectively. Revenue from the casino, hotel and other operating departments decreased by 7.3%, 0.5% and 3.8%, respectively, while revenue from the food and beverage operating department increased by 4.5%.

Casino operating expense decreased to $9.6 million for the third quarter of 2011 as compared to $9.8 million for prior year's third quarter. However, because of the lower casino revenue, casino operating expense as a percentage of casino revenue increased to 39.6% from 37.7% in prior year's third quarter.

Food and beverage operating expense as a percentage of food and beverage revenue increased slightly to 47.2% in the current year's third quarter from 46.8% in prior year's third quarter due primarily to higher commodity costs. Hotel operating expense was flat compared to the prior year's third quarter at $1.6 million. Hotel operating expenses as a percentage of hotel revenue decreased slightly to 24.5% from 24.7% in prior year's third quarter.

The Company reported that selling, general and administrative expense decreased by approximately $676 thousand, or 5.3%, due primarily to reductions in marketing and bad debt expense, partially offset by $437 thousand of professional fees incurred during the third quarter in connection with the recently announced definitive stock purchase agreement to acquire Riviera Black Hawk, Inc. (the "Acquisition").

During the third quarter, the Company paid down the balance outstanding under its credit facility by $1.0 million, on a net basis, which was comprised of $4.8 million of payments against the credit facility partially offset by a $3.8 million borrowing related to a deposit required for the Acquisition. As a result, the outstanding balance of the credit facility was decreased from $17.0 million at June 30, 2011 to $16.0 million at September 30, 2011. Lower borrowing levels drove interest expense down from $334 thousand in prior year's third quarter to $160 thousand in the third quarter of 2011.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "The weakness in our national and local economy, and a lower than average gaming win percentage, combined to drive our casino revenues down compared to the third quarter of 2010. The reductions we achieved in sales, general and administrative expense, were not enough to overcome the impact of the lower casino revenue that drove Adjusted EBITDA lower than prior year's third quarter." Mr. Farahi continued: "In late September we announced an agreement to acquire the Riviera Black Hawk and in early October we announced that we entered into a purchase option on a 1.5 acre land parcel contiguous to the Riviera Black Hawk. This is our first acquisition and an exciting milestone for our company. We expect to close the transaction before the end of the second quarter of 2012."

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

The Riviera Black Hawk, which opened in 2000, is located on a 1.6 acre parcel in Black Hawk, Colorado, approximately 40 miles west of Denver. The property is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 48,000 square feet of casino space, 750 slot machines, 8 table games, a 250 seat buffet-style restaurant and a parking structure with approximately 500 spaces. On October 5, 2011, Monarch announced that it entered into an option to purchase a 1.5 acre land parcel contiguous to the Riviera Black Hawk.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions, (iii) the liquidity requirements of the Company, (iv) completion of the Acquisition, (v) plans, objectives and expectations regarding the Acquisition, and (vi) integration of the acquired company's business. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

For additional information visit Monarch's web site at MonarchCasino.com.

                       Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income
                                (Unaudited)

                         Three Months Ended           Nine Months Ended
                            September 30,               September 30,
                     --------------------------  --------------------------
                         2011          2010          2011          2010
                     ------------  ------------  ------------  ------------
Revenues
  Casino             $ 24,147,082  $ 26,039,912  $ 73,436,721  $ 75,214,951
  Food and beverage    11,071,950    10,595,591    32,097,706    30,949,116
  Hotel                 6,332,818     6,361,763    16,827,480    17,471,295
  Other                 1,997,541     2,075,795     5,827,587     5,910,951
                     ------------  ------------  ------------  ------------
    Gross revenues     43,549,391    45,073,061   128,189,494   129,546,313
Less promotional
 allowances            (7,375,005)   (7,392,963)  (21,569,419)  (21,358,767)
                     ------------  ------------  ------------  ------------
    Net revenues       36,174,386    37,680,098   106,620,075   108,187,546
                     ------------  ------------  ------------  ------------
Operating expenses
  Casino                9,573,416     9,822,885    28,639,455    28,676,670
  Food and beverage     5,228,370     4,955,400    14,820,495    13,976,186
  Hotel                 1,554,277     1,570,286     4,551,768     4,621,108
  Other                   723,890       745,261     2,177,067     2,151,185
  Selling, general
   and
   administrative      12,109,242    12,785,043    34,290,477    35,757,641
  Depreciation and
   amortization         3,314,598     3,394,258    10,144,999     9,919,984
  Adventure Inn
   demolition           3,519,148             -     3,519,148             -
                     ------------  ------------  ------------  ------------
    Total operating
     expenses          36,022,941    33,273,133    98,143,409    95,102,774
                     ------------  ------------  ------------  ------------
    Income from
     operations           151,445     4,406,965     8,476,666    13,084,772
  Interest expense       (160,237)     (334,028)     (643,505)   (1,142,303)
                     ------------  ------------  ------------  ------------
    (Loss) income
     before income
     taxes                 (8,792)    4,072,937     7,833,161    11,942,469
Benefit (provision)
 for income taxes          20,071    (1,407,000)   (2,724,600)   (4,174,055)
                     ------------  ------------  ------------  ------------
    Net income       $     11,279  $  2,665,937  $  5,108,561  $  7,768,414
                     ============  ============  ============  ============

Earnings per share
 of common stock
  Net income
    Basic            $       0.00  $       0.17  $       0.32  $       0.48
    Diluted          $       0.00  $       0.17  $       0.31  $       0.48

Weighted average
 number of common
 shares and
 potential common
 shares outstanding
    Basic              16,138,158    16,132,531    16,138,158    16,129,017
    Diluted            16,234,443    16,209,724    16,226,844    16,194,332

                       Monarch Casino & Resort, Inc.
                   Condensed Consolidated Balance Sheets

                                              September 30,   December 31,
                                             ------------------------------
                                                  2011            2010
                                             --------------  --------------
                   ASSETS                      (Unaudited)
Current assets
  Cash and cash equivalents                  $   10,900,776  $   13,800,604
  Receivables, net                                2,481,418       3,269,250
  Federal income tax receivable                     799,681          99,202
  Inventories                                     1,907,343       1,883,816
  Prepaid expenses                                6,652,113       2,553,341
  Deferred income taxes                             999,908       1,384,443
                                             --------------  --------------
    Total current assets                         23,741,239      22,990,656
                                             --------------  --------------
Property and equipment
  Land                                           13,172,522      13,172,522
  Land improvements                               4,026,175       3,891,990
  Buildings                                     135,643,299     139,843,299
  Building improvements                          10,973,521      10,766,414
  Furniture and equipment                       116,313,681     112,847,107
  Leasehold improvements                          1,346,965       1,346,965
                                             --------------  --------------
                                                281,476,163     281,868,297
  Less accumulated depreciation and
   amortization                                (134,789,021)   (125,437,458)
                                             --------------  --------------
    Net property and equipment                  146,687,142     156,430,839
Other assets, net                                   359,278         312,043
                                             --------------  --------------
    Total assets                             $  170,787,659  $  179,733,538
                                             ==============  ==============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                           $    7,919,016  $   10,216,495
  Accrued expenses                               13,202,003      14,077,344
                                             --------------  --------------
    Total current liabilities                    21,121,019      24,293,839
                                             --------------  --------------
Long-term debt, less current maturities          16,000,000      28,600,000
Deferred income taxes                             3,224,762       3,384,218
Other long term liabilities                         873,872         873,872
                                             --------------  --------------
    Total liabilities                            41,219,653      57,151,929
                                             --------------  --------------
Stockholders' equity
  Preferred stock, $.01 par value,
   10,000,000 shares authorized; none issued              -               -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,138,158 outstanding at
   September 30, 2011 and December 31, 2010         190,963         190,963
  Additional paid-in capital                     32,797,664      31,558,693
  Treasury stock, 2,958,142 shares at
   September 30, 2011 and December 31, 2010,
   at cost                                      (48,541,663)    (48,541,663)
  Retained earnings                             145,121,042     139,373,616
                                             --------------  --------------
    Total stockholders' equity                  129,568,006     122,581,609
                                             --------------  --------------
    Total liability and stockholder's equity $  170,787,659  $  179,733,538
                                             ==============  ==============

                       Monarch Casino & Resort, Inc.
            Reconciliation of Net Income to Adjusted EBITDA (1)
                                (Unaudited)

                           Three Months Ended         Nine Months Ended
                              September 30,             September 30,
                       -------------------------- -------------------------
                           2011          2010         2011         2010
                       ------------  ------------ ------------ ------------
Net income             $     11,279  $  2,665,937 $  5,108,561 $  7,768,414
Adjustments
  (Benefit) provision
   for income taxes         (20,071)    1,407,000    2,724,600    4,174,055
  Interest expense          160,237       334,028      643,505    1,158,303
  Depreciation &
   amortization           3,314,598     3,394,258   10,144,999    9,919,984
  Other income                    -             -            -      (16,000)
                       ------------  ------------ ------------ ------------
EBITDA                    3,466,043     7,801,223   18,621,665   23,004,756
  Stock based
   compensation             361,131       320,707    1,238,972    1,221,371
  Adventure Inn
   demolition             3,519,148             -    3,519,148            -
  Acquisition expense       437,400             -      437,400            -
                       ------------  ------------ ------------ ------------
Adjusted EBITDA (1)    $  7,783,722  $  8,121,930 $ 23,817,185 $ 24,226,127
                       ============  ============ ============ ============

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@MonarchCasino.com